Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina

We hereby consent to the incorporation by reference in the registration statements of Four Oaks Fincorp, Inc. (the “Company”) on Form S-1 (File No. 333-175771), Form S-3 (File No. 333-33527), and Form S-8 (File Nos. 333-30677, 333-69792, 333-152159, 333-162200, 333-162202, 333-165829, and 333-187601) of our report dated March 31, 2014 with respect to the consolidated financial statements of the Company as of December 31, 2013 and for the year then ended, which report appears in the Company’s 2013 Annual Report on Form 10-K.

/s/ Cherry Bekaert LLP
Raleigh, North Carolina
March 31, 2014